Exhibit 99.1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, $0.01 par value per share, of New York Mortgage Trust, Inc., a Maryland corporation, and that this agreement may be included as an Exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of February 14, 2006.

REPORTING PERSONS:

/s/ STEVEN B. SCHNALL

STEVEN B. SCHNALL

STEVEN B. SCHNALL ANNUITY
TRUST U/A MARCH 25, 2004

By:	/s/ STEVEN B. SCHNALL
Name:	Steven B. Schnall
Its:	Trustee